EXHIBIT 99.1
President Matt McCauley Joins The Gymboree Corporation’s
Board of Directors
San Francisco, Calif., October 31, 2005 – The Gymboree Corporation (NASDAQ: GYMB) announced today that President Matt McCauley was elected to serve as a member of the Company’s Board of Directors.
Mr. McCauley was named President in June of 2005. He has been at the forefront of continuous growth initiatives, overseeing merchandising, planning and brand services for Gymboree, Janie and Jack, Janeville, the Company’s online stores and Gymboree Outlet.
“Matt’s innate leadership and skill bring immense value to our company and shareholders,” said Lisa Harper, chairman and chief executive officer. “His notable accomplishments have contributed to our organization’s successful evolution and his genuine passion for the business shines through in all he does.”
“I am excited about the multitude of growth opportunities and feel confident about the potential success of recent developments. It’s a very good time to be at Gymboree,” Mr. McCauley said.
In June 2005, Mr. McCauley was promoted to the position of President. Mr. McCauley joined the Company in July 2001 as Director of Allocation and served as Vice President of Planning and Allocation from 2003 until February 2005, when he was named Senior Vice President/General Manager. Previously he held various positions at Gap Inc. and Payless ShoeSource, Inc.
Following Mr. McCauley’s election as director, The Gymboree Corporation’s Board consists of eight directors, five of whom are “independent” within the meaning of applicable Nasdaq Marketplace rules.
About The Gymboree Corporation
The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 1, 2005, the Company operated a total of 655 stores: 577 Gymboree® retail stores (549 in the United States and 28 in Canada), 62 Janie and Jack® retail shops and 16 Janeville® stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 517 franchised and company-operated centers in the United States and 23 other countries.
Forward-Looking Statements
The foregoing sales figures for the five-week period ended October 1, 2005, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to

The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 29, 2005. These forward-looking statements reflect The Gymboree Corporation’s expectations as of October 1, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.
Gymboree, Janie and Jack and Janeville are registered trademarks of The Gymboree Corporation.